CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-166621 on Form N-2 of our report dated December 30, 2011, relating to the financial statements and financial highlights of  Gottex Multi-Alternatives Fund -- I, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, in such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 30, 2011